Filed Pursuant to Rule 433
Registration File No. 333-143827
File Nos. 333-143827-01 — 333-143827-15
Reynolds American Inc.
TERM SHEET

Issuer	Reynolds American Inc.

Security	Senior Secured Notes

Maturity	June 15, 2011	June 15, 2017	June 15, 2037

Amount	$400,000,000	$700,000,000	$450,000,000

Coupon	3-Month LIBOR plus 0.70% per annum	6.750% per annum	7.250% per annum

Price	100.000%	99.908%	99.409%

Yield to Maturity		6.763%	7.299%

Spread to Reference Benchmark	+ 70 bps	+ 163 bps	+ 203 bps

Reference Benchmark	3-Month LIBOR	4.500% due 05/15/17	4.500% due 02/15/36

Benchmark Treasury Price and
Yield		95-4; 5.133%	88-22; 5.269%

Interest Payment Dates	March 15, June 15, September 15 and December 15, commencing September 15, 2007	June 15 and December 15, commencing December 15, 2007	June 15 and December 15, commencing December 15, 2007

Optional Redemption	At 100% on any quarterly interest payment date after December 15, 2008	Make-whole call at any time at the greater of 100% or the discounted present value at Treasury Rate plus 25 basis points	Make-whole call at any time at the greater of 100% or the discounted present value at Treasury Rate plus 35 basis points

Trade Date	June 18, 2007

Settlement Date	June 21, 2007 (T+3)

Anticipated Ratings	Ba1/BBB

Book-Running Managers	Citigroup Global Markets Inc. / J.P. Morgan Securities Inc. / Lehman Brothers Inc. / Morgan Stanley & Co. Incorporated

CUSIPS	761713AS5	761713AU0	761713AT3
A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities, Inc. toll-free at 1-800-245-8812 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407.